Exhibit 12.1
IFRS

	Nine Months	Six Months
	ended	ended
	December 31,	September 30,	Year ended March 31,
	2007	2007	2007	2006	2005
	(in £ millions)

Earnings:
Income before taxes	2,341	1,590	3,471	3,035	3,329
Add: dividends received from associates and joint ventures	2	1	6	1	2
Less: minority interest	(1)	(1)	(2)	(1)	1
Less: (Income)/loss from associates and joint ventures	8	6	(15)	(16)	39
Add: fixed charges	784	475	876	1,068	1,197

Earnings	3,134	2,071	4,336	4,087	4,568

Fixed charges:
Interest payable	2,208	1,424	2,618	2,746	2,777
Less: interest on pension liabilities	(1,521)	(1,014)	(1,872)	(1,816)	(1,720)
Add: one third of rental expense	97	65	130	138	140

Fixed charges	784	475	876	1,068	1,197

Ratio of earnings to fixed charges	4.0	4.4	5.0	3.8	3.8

U.K. GAAP

	Year ended March 31,
	2004	2003
	(in £ millions)

Earnings:
Income before taxes	1,957	3,157
Add: dividends received from associates and joint ventures	3	6
Less: minority interest	8	(12)
Less: (Income)/loss from associates and joint ventures	34	(329)
Add: fixed charges	1,354	1,754

Earnings	3,356	4,576

Fixed charges:
Interest payable	1,239	1,634
Less: interest on pension liabilities	—	—
Add: one third of rental expense	115	120

Fixed charges	1,354	1,754

Ratio of earnings to fixed charges	2.5	2.6

U.S. GAAP

	Year ended March 31,
	2007	2006	2005	2004	2003

Earnings:
Net income as adjusted for U.S. GAAP	3,483	1,758	1,980	892	4,134
Add: Tax effect of U.S. GAAP adjustments	(92)	(203)	(240)	(222)	132
Add: Tax on IFRS/U.K. GAAP profit	(72)	792	817	539	459

U.S. GAAP net income before tax	3,319	2,347	2,557	1,209	4,725
Add: dividends received from associates and joint ventures	6	1	2	3	6
Less: (Income)/loss from associates and joint ventures	(15)	(16)	39	34	(239)
Add: fixed charges	1,238	817	952	1,439	2,653

Earnings	4,548	3,149	3,550	2,685	7,145

Fixed charges:
Interest payable (IFRS/U.K. GAAP)	2,618	2,746	2,777	1,239	1,634
Less: interest on pension liabilities	(1,872)	(1,816)	(1,720)	—	--
Add: interest on leased property	258	255	239	234	233
Add: financial instruments	175	(436)	(415)	(82)	731

U.S. GAAP interest expense	1,179	749	881	1,391	2,598
Add: one third of rental expense	59	68	71	48	55

Fixed charges	1,238	817	952	1,439	2,653

Ratio of earnings to fixed charges	3.7	3.9	3.7	1.9	2.7